Exhibit 10.14

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION

DESCRIPTION OF EXECUTIVE OFFICER
COMPENSATION ARRANGEMENTS

The following is a description of oral compensation arrangements between Northern Technologies International Corporation and each of the executive officers of NTIC as of August 31, 2007:

Name of		Base	Bonus	Stock
Executive	Title	Salary	Arrangements	Options	Other
Officer
G. Patrick	President and	$210,000 per	See footnote	Stock	Under NTIC’s 401(k) Plan,
Lynch	Chief Executive	year.	(2) below	options to	participants, including
	Officer	See footnote		purchase	executive officers, may
		(1) below		shares of	voluntarily request that NTIC
				NTIC	reduce pre-tax compensation
				common	by up to 15% (subject to
				stock are	certain special limitations)
				granted from	and contribute such amounts
				time to time	to a trust. NTIC contributed
				in the sole	an amount equal to 3.5% of
				discretion of	the amount that each
				the NTIC	participant contributed under
				Board of	this plan.
Directors.
Executive officers receive
other benefits received by
other NTIC employees,
including health, dental and
life insurance benefits.
Dr. Donald	Vice Chairman	$175,000 per	See footnote	See above	See above
Kubik	and Chief	year.	(2) below
	Technology	See footnote
	Officer	(1) below
Matthew C.	Chief Financial	$155,000 per	See footnote	See above	See above
Wolsfeld	Officer and	year.	(2) below
	Secretary	See footnote
(1) below

(1)	Annual base salaries for NTIC’s executive officers are determined each year by NTIC’s Board of Directors, upon recommendation of the Compensation Committee of the Board. The salaries listed in the table are the base salaries for fiscal 2008.

(2)	Annual performance bonuses for NTIC’s executive officers are determined each year by NTIC’s Board of Directors, upon recommendation of the Compensation Committee of the Board, have typically been comprised of cash and/or a stock bonus.